UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 6, 2010

Alliance Data Systems Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15749	31-1429215
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7500 Dallas Parkway, Suite 700, Plano, Texas		75024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(214) 494-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

General Information

On August 6, 2010, Alliance Data Systems Corporation (the "Company"), as Borrower, and ADS Alliance Data Systems, Inc., ADS Foreign Holdings, Inc., Alliance Data Foreign Holdings, Inc., Epsilon Marketing Services, LLC and Epsilon Data Management, LLC (collectively, the "Guarantors") entered into a Term Loan Agreement with Bank of Montreal, as Administrative Agent, BMO Capital Markets and SunTrust Robinson Humphrey, Inc. as Co-Lead Arrangers and Co-Book Runners, and various other agents and banks (the "2010 Term Loan Agreement"), which provides for loans to the Company in a maximum amount of $300,000,000. At the closing, the Company borrowed $221 million under the 2010 Term Loan Agreement. The proceeds were used to pay down the Company’s $750 million revolving credit facility.

Subject to obtaining additional commitments from lenders prior to October 5, 2010, the Company may borrow up to an additional $79 million under the 2010 Term Loan Agreement. The loans under the 2010 Term Loan Agreement are scheduled to mature on March 30, 2012. The 2010 Term Loan Agreement is unsecured.

Interest Rates

Advances under the 2010 Term Loan Agreement are in the form of either base rate loans or eurodollar loans. The interest rate for base rate loans fluctuates and is equal to the highest of (1) Bank of Montreal’s prime rate; (2) the Federal funds rate plus 0.5%; and (3) the rate per annum for a one-month interest period that appears on the LIBOR01 page as of 11:00 a.m. (London, England time) plus 1.0%, in each case plus a margin of 1.5% to 2.5% based upon the Company’s Senior Leverage Ratio as defined in the 2010 Term Loan Agreement. The interest rate for eurodollar loans fluctuates based on the rate at which deposits of U.S. dollars in the London interbank market are quoted plus a margin of 2.5% to 3.5% based upon the Company’s Senior Leverage Ratio as defined in the 2010 Term Loan Agreement.

Covenants and Events of Acceleration

The 2010 Term Loan Agreement contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on the Company’s ability, and in certain instances, its subsidiaries’ ability, to consolidate or merge; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends; and make investments. The negative covenants are subject to certain exceptions, as specified in the 2010 Term Loan Agreement. The 2010 Term Loan Agreement also requires the Company to satisfy certain financial covenants, including maximum ratios of Total Leverage and Senior Leverage as determined in accordance with the 2010 Term Loan Agreement and a minimum ratio of Consolidated Operating EBITDA to Consolidated Interest Expense as determined in accordance with the 2010 Term Loan Agreement.

The 2010 Term Loan Agreement also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control of the Company, material money judgments and failure to maintain subsidiary guarantees.

Qualification

The preceding summary of the 2010 Term Loan Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On August 9, 2010, the Company issued a press release announcing that it had entered into the 2010 Term Loan Agreement. A copy of this press release is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Term Loan Agreement, dated as of August 6, 2010, by and among Alliance Data Systems Corporation, as borrower, and certain subsidiaries parties thereto, as guarantors, Bank of Montreal, as Administrative Agent, Co-Lead Arranger and Book Runner, and various other agents and banks.

99.1 Press Release dated August 9, 2010 announcing the 2010 Term Loan Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

August 9, 2010	By:	Charles L. Horn

Name: Charles L. Horn
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Term Loan Agreement, dated as of August 6, 2010, by and among Alliance Data Systems Corporation, as borrower, and certain subsidiaries parties thereto, as guarantors, Bank of Montreal, as Administrative Agent, Co-Lead Arranger and Book Runner, and various other agents and banks.
99.1	Press Release dated August 9, 2010 announcing the 2010 Term Loan Agreement.